Track Group Strengthens Leadership Team with Strategic Appointments, Positioning Company for Further Growth

Ray Johnson and Eric Rosenblum Appointed to Board of Directors

Guy Dubois Appointed Chief Executive Officer

Mark Attarian appointed Chief Financial Officer

SALT LAKE CITY, September 13, 2016 – Track Group, Inc. (OTCQX: TRCK) (“Track Group”), a world leader in location monitoring and predictive analytics, today announced several key appointments and nominations in alignment with the Company’s strategic direction and strengthening its ability to achieve scale and profitable growth. The Company announced that Ray Johnson, former Senior Vice President and Chief Technology Officer of Lockheed Martin Corporation, and Eric Rosenblum, an Executive at Palantir Technologies, Inc., are appointed to the Company’s Board of Directors.  Guy Dubois, Track Group’s Chairman of the Board of Directors, remains Chairman and is now also appointed as Chief Executive Officer.  In a planned transition, Mark Attarian, Track Group’s current Chief Administrative Officer is appointed as Chief Financial Officer replacing John Merrill.  These changes are effective immediately.

Ray Johnson is a pioneer in the technology space, serving in various leadership roles in some of the industry’s most prominent companies.  Most recently, Dr. Johnson served as Senior Vice President and Chief Technology Officer at Lockheed Martin, where he was responsible for the Corporation’s technology, engineering, and operational performance. He led Lockheed Martin to achieve the best operational performance in its over 100-year history for three consecutive years.

Eric Rosenblum has a distinguished career working in strategy and product development for emerging technology companies. Currently, he leads several product areas (including cybersecurity and financial compliance) as an Executive at Palantir Technologies.  Mr. Rosenblum joined Palantir from Drawbridge, a mobile advertising start-up, where he served as Chief Operating Officer.  Prior to that, Mr. Rosenblum was Director of Product and Director of Strategy and Business Operations at Google.

Guy Dubois joined the Board of Directors of SecureAlert in 2012 and was appointed Chairman of the Board in 2013.  During that time, Mr. Dubois led the company’s successful transformation including its   corporate re-branding to Track Group in 2014.  Prior to Track Group, Mr. Dubois held various executive leadership roles at gategroup Holding AG, including Director and CEO, and also at Roche Vitamins, Inc.  Currently, Mr. Dubois is Chairman of Singapore-based Tetra House Pte. Ltd., a provider of consulting and advisory services worldwide, and is a member of the board of directors at RNTS Media NV, a Frankfurt-listed company that connects app developers and media companies with advertisers through the power of technology.

 “As CEO, Guy Dubois brings extensive experience and proven leadership that will help drive the company’s continued growth and strategic vision,” stated David Boone, Lead Independent Director at Track Group.  “By appointing top leaders in the technology industry, such as Ray and Eric, to our Board of Directors we are taking an important next step in the evolution of the company that will allow us to execute our global corporate strategy and continue creating sustainable competitive advantage as we redefine this industry.”

Mark Attarian is a trusted and accomplished executive with 30+ years of wide-ranging industry experience in finance and operations with growth-oriented technology, healthcare and service companies.  Prior to Track Group, Mark was CFO of Interactive Holding Corp., dba Undertone, a leader in mobile digital advertising solutions.  Before that, he was a Partner at Tatum, a financial and technology consulting and advisory firm from 2004-2014. Mark has built a reputation for value creation through operating excellence and maximizing returns realized on invested capital.  He has helped manage more than $5 billion worth of transactions, including leveraged recapitalizations and buyouts, acquisitions, divestitures, restructurings, initial public offerings, venture capital and private equity financings.

Guy Dubois, Track Group’s Chairman and CEO said, “The appointment of Mark Attarian as Chief Financial Officer will strengthen the company’s leadership team and contribute to building a culture of accountability and performance.  Mark has the experience and strategic vision necessary to make a significant difference and I’m confident he will be a great fit at Track Group.”

About Track Group, Inc.

Track Group is a global leader in providing criminal justice agencies with the most advanced and fully-integrated portfolio of location monitoring and predictive behavioral analytics solutions designed to increase public safety by improving the management of offenders, while enhancing rehabilitation outcomes. The company’s hardware-agnostic platform combines real-time tracking devices and professional monitoring services with advanced data analytics and other integrated applications to enable secure, single-sourced solutions that support the re-socialization of offenders released on parole, probation or community corrections and other monitoring initiatives.

The company currently trades under the ticker symbol “TRCK” on the OTCQX exchange.  For more information, visit www.trackgrp.com.

Forward-Looking Statements

Any statements contained in this document that are not historical facts are forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “project,” “predict,” “if”, “should” and “will” and similar expressions as they relate to Track Group & its subsidiaries are intended to identify such forward-looking statements. These statements are only predictions and reflect Track Group’s current beliefs and expectations with respect to future events and are based on assumptions and subject to risks and uncertainties and subject to change at any time. Track Group may from time to time update these publicly announced projections, but it is not obligated to do so. Any projections of future results of operations should not be construed in any manner as a guarantee that such results will in fact occur. These projections are subject to change and could differ materially from final reported results. For a discussion of such risks and uncertainties, see “Risk Factors” in Track Group’s annual report on Form 10-K, its quarterly report on Form 10-Q, and its other reports filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. New risks emerge from time to time. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

Contacts

Steve Hamilton

Chief Marketing Officer

steve.hamilton@trackgrp.com

877-260-2010

Tirth Patel

Edison Advisors (investors)

tpatel@edisongroup.com

(646) 653-7035